Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 3, 2010 (May 12, 2010, as to Note 16), relating to the 2009 and 2008 financial statements of Newpark Resources, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the guarantor and non-guarantor consolidating statements), appearing in the Current Report on Form 8-K of Newpark Resources, Inc. dated May 12, 2010, and our report dated March 3, 2010 relating to the effectiveness of Newpark Resources, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Newpark Resources, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 12, 2010